SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2009 (the “Execution Date”), by and among AMALPHIS GROUP, INC., a British Virgin Islands corporation (the “Company” or “Amalphis”); ASIA SPECIAL SITUATION ACQUISITION CORP., L.P., a Cayman Islands corporation (“ASSAC”); RINEON GROUP, INC., a Nevada corporation (“Rineon”); NAT PROV HOLDINGS INC., a British Virgins Island corporation; and the other Persons who are or may become Parties to this Agreement prior to the Closing Date (individually, an “Additional Amalphis Shareholder” and collectively, the “Additional Amalphis Shareholders.”  Rineon, Amalphis, ASSAC and the Additional Amalphis Shareholder(s) are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein shall of the meanings set forth in Article I of this Agreement.

Recitals

WHEREAS, Amalphis has authorized pursuant to its Organizational Documents, an aggregate of 3,000,000 shares of Amalphis Series A Preferred Shares; and

WHEREAS, Amalphis owns 100% of the share capital of Allied Provident; and

WHEREAS, Rineon is the holder of 36,000 shares of Amalphis Series A Preferred Shares (the “Rineon Shares”); and

WHEREAS, Nat Prov is the owner of 100% of the issued and outstanding shares of Amalphis Common Shares, and together with Rineon and Amalphis, is a party to the Existing Amalphis Shareholders Agreement; and

WHEREAS, ASSAC is a publicly traded special purchase business combination company, or SPAC, whose Ordinary Shares are listed on the NYSE:AMEX, and which intends to acquire equity interests in a number of financial services businesses, including insurance, asset backed lending funds and hedge funds; and

WHEREAS, Amalphis wishes to make an investment in the ASSAC Exchange Shares (the “Investment”) in exchange for the sale and issuance to ASSAC of the Amalphis Exchange Shares; and

WHEREAS, from and after the Execution Date and prior to the Closing Date, Amalphis intends to cause its Allied Provident Subsidiary to acquire additional Net Assets from the Additional Amalphis Shareholders in exchange for additional Amalphis Exchange Shares; and

WHEREAS, each of the boards of directors of Amalphis and ASSAC, and each of the Additional Amalphis Shareholders who may become Parties to this Agreement, deem the exchange of the Amalphis Exchange Shares for the ASSAC Exchange Shares is in the best interests of each of Amalphis and ASSAC and their respective shareholders;

NOW THEREFORE, the Parties hereto do each severally (and not jointly) hereby agree as follows:

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

DEFINITIONS

“Additional Acquisition Agreements” means the various agreements and plan of merger, asset purchase agreement and other agreements and instruments, all in form and content satisfactory to Stillwater, ASSAC and the other Persons who are parties thereto, pursuant to which, inter alia, ASSAC or a Subsidiary of ASSAC shall acquire, in addition to its Acquisition of the Funds pursuant to this Agreement, any or all of: (a) the Amalphis Exchange Shares pursuant to the Amalphis Exchange Agreement, (b) all or substantially all of the equity and assets (subject to assumption of liabilities) of all or certain of the Stillwater Funds pursuant to the Stillwater Acquisition Agreements, (c) all or substantially all of the assets (subject to assumption of liabilities) of the Wimbledon Funds pursuant to the Wimbledon Acquisition Agreements, and (d) all or substantially all of the equity of Northstar pursuant to the Northstar Merger Agreement.

“2009 Consolidated Amalphis Balance Sheet” shall mean the consolidated balance sheet dated December 31, 2009 of Amalphis and its Allied Provident Subsidiary, all as audited by an independent PCAOB qualified auditor in accordance with generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), including therein or in a footnote thereto, the calculation of the Amalphis 2009 Consolidated Net Assets.

“Additional Amalphis Shareholders” shall have the meaning set forth in the recitals to this Agreement.

“Adjusted Purchase Value” means 100% of the Appraised NAV of each of the Wimbledon Funds; provided, however, that (a) in no event shall the Adjusted Purchase Value of the Wimbledon Financing Fund be less than $85,000,000 and (b) in no event shall the Adjusted Purchase Value of the Wimbledon Real Estate Fund be less than $5,400,000.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

"Agreement" has the meaning set forth in the first paragraph of this Agreement.

"Ancillary Agreements" means the collective reference to (a) any one or more Allied Provident Acquisition Agreement, (b) Amalphis Series B Certificate of Designations, (c) the Amalphis Restated Shareholders Agreement, and (d) the ASSAC Restated Articles.

“Allied Provident” shall mean Allied Provident Insurance Company, a Barbados insurance company, and a wholly-owned Subsidiary of Amalphis.

“Allied Provident Acquisition Agreements” shall mean the collective reference to (a) the Wimbledon Acquisition Agreements, and (b) any one or more agreements to be entered into between the Execution Date and the Closing Date any one or more Additional Amalphis Shareholders, pursuant to which, inter alia, Allied Provident shall acquire up to $30.0 million of additional assets valued in accordance with the NAV Valuation Methods from any one or more of such Persons, solely in exchange for additional newly issued Amalphis Exchange Shares.

“Amalphis 2009 Consolidated Net Assets” shall mean the amount equal to (a) the consolidated assets of Amalphis and its Allied Provident Subsidiary, less (b) the consolidated liabilities of Amalphis and its consolidated Allied Provident Subsidiary, all as set forth on the 2009 Consolidated Amalphis Balance Sheet.

 “Amalphis Common Shares” shall mean the shares of Amalphis authorized for issuance pursuant to the Amalphis Organizational Documents.

“Amalphis Exchange Shares” means the collective reference to:

(a)           57,000 newly issued Amalphis Series B Preferred Shares to be issued on the Closing Date to ASSAC in exchange for 57,000 ASSAC Exchange Shares; and

(b)           all additional newly issued Amalphis Series A Preferred Shares to be issued to the Additional Amalphis Shareholders pursuant to any one or more Allied Provident Acquisition Agreements, including, without limitation, the (i) 106,000 Amalphis Series A Preferred Shares that may be issued to the Wimbledon Financing Fund, and (ii) 8,000 Amalphis Series A Preferred Shares that may be issued to the Wimbledon Real Estate Fund, in each case pursuant to the applicable Wimbledon Acquisition Agreement.

 “Amalphis Group” shall mean the collective reference to Rineon, NatProv, Amalphis, Allied Provident and any one or more Subsidiary of Allied Provident.

 “Amalphis Restated Shareholders Agreement” shall mean the amended and restated shareholders agreement among ASSAC, NatProv, Rineon and Amalphis, in the form of Exhibit B annexed hereto and made a part hereof.

“Amalphis Series B Certificate of Designations” shall mean the certificate of designations for the Amalphis Series B Preferred Shares in the form of Exhibit A annexed hereto and made a part hereof.

 “Amalphis Series B Preferred Shares” shall mean the 57,000 Amalphis Series B convertible preferred shares to be issued to ASSAC on the Closing Date as part of the Amalphis Exchange Shares; which Amalphis Series B Preferred Shares shall:

(a)            have a par value of $0.01 per share;

(b)           have a liquidation value and stated value of $1,000.00 per share;

(c)            be convertible at any time, at the option of ASSAC or any subsequent holder, into Eighty-One and One-Half Percent (81.5%) of the aggregate number of issued and outstanding Amalphis Common Shares at the time of conversion;

(d)           vote on an “as converted” basis, together with the Amalphis Common Shares, on all matters requiring the approval or ratification of shareholders of Amalphis; and

(e)           contain such other terms and conditions as shall be set forth in the Amalphis Series B Preferred Certificate of Designations.

“Appraised NAV” means the Net Asset Value of the Funds as at December 31, 2009, as audited or appraised pursuant to NAV Appraisals which shall be based upon the NAV Valuation Methods.

“ASSAC Executive Shares” shall mean the 10,746,667 restricted ASSAC Ordinary Shares issued to Marshall Manley (“Manley”) and his Affiliates and business associates (collectively, the “ASSAC Executive Group”).

“ASSAC Exchange Shares” shall mean the collective reference to: (a) the 57,000 newly issued ASSAC Series A Preferred Shares to be issued to Amalphis in exchange for 57,000 Amalphis Exchange Shares; and (b) up to 144,000 additional newly issued shares of ASSAC Series A Preferred Shares to be issued to the Additional Amalphis Shareholders solely in exchange for any and all Amalphis Exchange Shares owned by them on the Closing Date, including, without limitation, (i) 106,000 newly issued ASSAC Series A Preferred Shares that may be issued to the Wimbledon Financing Fund in exchange for 106,000 Amalphis Exchange Shares and (ii) 8,000 newly issued ASSAC Series A Preferred Shares that may be issued to the Wimbledon Real Estate Fund in exchange for 8,000 Amalphis Exchange Shares.

 “ASSAC Group” means the collective reference to ASSAC and the following Persons, to the extent that any or all of such Persons are or shall become direct and indirect Subsidiaries and Affiliates of ASSAC as at the Closing Date; such Persons to include, without limitation: (a) Northstar, (b) Amalphis; (c) Allied Provident; (d) the Stillwater Funds; (e) the Wimbledon Financing Fund; (f) Wimbledon Real Estate Fund and (g) any other direct or indirect Subsidiaries of any of the foregoing Persons.

 “ASSAC Ordinary Shares” means the collective reference to (a) the 50,000,000 ordinary shares of ASSAC, $0.0001 par value, authorized for issuance pursuant to the ASSAC Articles, and (b) the 250,000,000 ordinary shares of ASSAC, $0.0001 par value, to be authorized for issuance pursuant to the ASSAC Restated Articles.

“ASSAC Preferred Shares” means the collective reference to (a) the 1,000,000 preferred shares of ASSAC, $0.0001 par value, authorized for issuance pursuant to the ASSAC Articles, and (b) the 10,000,000 preferred shares of ASSAC, $0.0001 par value, to be authorized for issuance pursuant to the ASSAC Restated Articles

“ASSAC Proxy Statement” means the proxy statement that is prepared by the Parties and mailed to the holders of ASSAC Ordinary Shares prior to the date of the ASSAC Shareholders Meeting.

“ASSAC Restated Articles” means the Amended and Restated Memorandum and Articles of Association of ASSAC in the form of Exhibit C annexed hereto and made a part hereof.

“ASSAC Series A Preferred Shares” means up to a maximum of 1,000,000 ASSAC Preferred Shares, to be designated as ASSAC Series A Preferred Shares pursuant to the ASSAC Series A Preferred Certificate of Designations or the ASSAC Restated Articles (as the case may be) and issued to the respective holders pursuant to this Agreement and the Additional Acquisition Agreements; which ASSAC Series A Preferred Shares shall, among other things:

(a)           have a par value of $0.0001 per share;

(b)           have a liquidation value and stated value of $1,000.00 per share;

(c)           commencing on the Conversion Date pay per share dividend, semi-annually at the rate of 5% per annum, accruing from the issuance date thereof, on the Adjusted Purchase Value, in the form of additional Conversion Shares;

(d)           vote on an “as converted” basis, together with the ASSAC Ordinary Shares, on all matters requiring the approval or ratification of shareholders of ASSAC;

(e)           on the Conversion Date, automatically (and without any action on the part of the holder or ASSAC) commence to convert into Conversion Shares at the Conversion Price then in effect, at the rate (rounded off to the nearest full Conversion Shares) of one-sixth (or 16.66%) of the total number of ASSAC Series A Preferred Shares held by each holder on the last day of each month commencing July 31, 2010 so that all of the ASSAC Series A Preferred Shares issued pursuant to the terms of this Agreement and the Additional Acquisition Agreements will be fully converted into Conversion Shares on December 31, 2010;

(f)            provide that each ASSAC Preferred Share issuable to the Partners of each of the Funds shall be convertible at the Conversion Ratio applicable to such Fund; and

(g)          contain such other terms and conditions as shall be set forth in the ASSAC Series A Preferred Certificate of Designations.

 “ASSAC Series A Preferred Certificate of Designations” means the certificate of designation for the issuance of the ASSAC Series A Preferred Shares, in the form of Exhibit D annexed hereto and made a part hereof.

“ASSAC Shareholder Approval” means the required affirmative consent, vote and ratification at the ASSAC Shareholders Meeting by the holders of ASSAC Ordinary Shares (the “ASSAC Shareholders”) of (i) the Merger, (ii) this Agreement and the other Ancillary Agreements, (iii) the increase in the authorized share capital of ASSAC, (iv) adoption of the ASSAC Restated Articles (v) the consummation of ASSAC’s acquisition of the Additional Stillwater Funds, the Amalphis Exchange Shares and (if applicable) the Wimbledon Funds, all pursuant to the Additional Acquisition Agreements, (vi) if applicable, the consummation of ASSAC’s acquisition of Northstar, (vii) the change of the corporate name of ASSAC to Gerova Financial Group, Inc., or such other name as shall be acceptable to ASSAC and the Stillwater Parties, and (viii) the other proposals set forth in the ASSAC Proxy Statement.

 “ASSAC Shareholders Meeting” means the meeting of the ASSAC Shareholders held on or before January 19, 2010 in accordance with the ASSAC Proxy Statement.

“Conversion Date“ shall mean July 31, 2010.

“Conversion Price” shall mean $7.50, as the same may from time to time be adjusted prior to the Conversion Date pursuant to the ASSAC Series A Preferred Certificate of Designations.

“Conversion Ratio” shall mean, as to each of the Wimbledon Fund and any Additional Amalphis Shareholder, that ratio (expressed as “__:1”) of that number of Conversion Shares into which one (1) full ASSAC Exchange Share shall be converted, as determined pursuant to Section 2._  of this Agreement.

“Conversion Shares” shall mean that number of Ordinary Shares of ASSAC issuable upon conversion of all of the ASSAC Exchange Shares, as shall be calculated:

(a)           as to Amalphis, by dividing (i) $57,000,000, by (ii) the Conversion Price then in effect; and

(b)           as to the Wimbledon Financing Fund, by dividing (i) the Adjusted Purchase Value of the Wimbledon Financing Fund as at December 31, 2009, by (ii) the Conversion Price then in effect;

(c)           as to the Wimbledon Real Estate Fund, by dividing (i) the Adjusted Purchase Value of the Wimbledon Real Estate Fund as at December 31, 2009, by (ii) the Conversion Price then in effect; and

(d)           as to any other Additional Amalphis Shareholders, by dividing (i) the amount of the net assets and investments as at December 31, 2009 that have been Transferred by such Additional Amalphis Shareholders to Amalphis or its Allied Provident Subsidiary, all as valued and determined in accordance with the NAV Valuation Methods, by (ii) the Conversion Price then in effect.

"Consent" means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

"Contract" means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

"Encumbrance" means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Existing Amalphis Shareholders Agreement” means the shareholders agreement among Rineon, NatProv and Amalphis, dated as of July 15, 2009.

“Funds” shall mean the collective reference to the Stillwater Funds and the Wimbledon Funds.

“Stillwater Acquisition Agreements” means those Additional Acquisition Agreements pursuant to which, inter alia, ASSAC shall acquire 100% of the limited partners’ interests, share capital and/or assets and business of one or more of the Stillwater Funds.

"Governmental Authorization" means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

"Governmental Entity" means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

"Governmental Order" means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Insolvency Event” shall mean as to any of the Amalphis Group, on one hand, and either of ASSAC, on the other hand, if any such Party or Parties: (a) shall make an assignment for the benefit of creditors; (b) if a receiver, liquidator or trustee shall be appointed for such Party or Parties), (c) shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, such Party or Parties, or (d) if any proceeding for the dissolution or liquidation of such Party or Parties shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Party or Parties, upon the same not being discharged, stayed or dismissed within sixty (60) days.

"Law" means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

"Litigation" means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Material Adverse Effect” shall mean (a) with respect to any of the Amalphis Group, any event or condition that could reasonably be expected to have a material adverse effect on the business, assets, results of operations, financial condition or prospects of any of such Amalphis Group, and (b) with respect to ASSAC, any event or condition that could reasonably be expected to prevent or cause ASSAC to be unable to consummate the transactions contemplated by this Agreement, issue the ASSAC Exchange Shares or otherwise perform its obligations under this Agreement.

“National Securities Exchange” means the collective reference to the New York Stock Exchange, NYSE:Amex Exchange, Nasdaq Stock Exchange, or the FINRA OTC Bulletin Board.

“NAV Valuation Methods” means the methods used in valuing the net asset values of various types of assets that are set forth on Schedule A annexed hereto and made a part hereof, or such other valuation methods as shall be reasonably satisfactory to ASSAC.

“Net Asset Value” or “NAV” means, as at December 31, 2009 (a) the value of all of the assets and investments of each of (i) the Wimbledon Funds and the Stillwater Funds as determined in accordance with the NAV Valuation Methods,  less (b) all liabilities and obligations of applicable to such assets and investments, including without limitation, all accounts payable, accrued expenses, notes payable and the aggregate amount of all outstanding “Redemption Claims” (as that term is defined in the applicable Allied Provident Acquisition Agreement).

“Northstar” means Northstar Group Holdings, Inc., a Bermuda corporation.

“Northstar Merger Agreement” means one of the Additional Acquisition Agreements pursuant to which, inter alia, ASSAC shall acquire 100% of the share capital and capital stock of Northstar.

"Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

"Remedies Exception," when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

"Required Consents" means all Consents required consummating the transactions contemplated by this Agreement, including without limitation:

(a)           the approvals and Consents, if any, required under the Wimbledon Acquisition Agreement; and

(b)           the ASSAC Shareholder Approval.

“Rineon Shares” shall have the meaning set forth in the recitals to this Agreement.

“Stillwater Agreement” means the letter agreement, dated December 14, 2009, between Stillwater, ASSAC and certain other Persons, in the form of Exhibit D annexed hereto and made a part hereof.

“Stillwater Funds” means any or all of those entities, consisting of asset backed lending funds, real estate funds, hedge funds and fund of funds that are managed by Stillwater or an Affiliate and are listed in the Stillwater Agreement.

“Exchange Shares” shall mean the collective reference to the Amalphis Exchange Shares and the ASSAC Exchange Shares.

"Subsidiary" means any Person in which a majority or more of the outstanding shares of capital stock of which, and/or the power to elect a majority of the members of the board of directors or board of managers of which, is owned, directly or indirectly, by another Person.

"Taxes" means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.

“Wimbledon Acquisition Agreements” means the collective reference to the Wimbledon Financing Acquisition Agreement and the Wimbledon Real Estate Acquisition Agreement.

“Wimbledon Financing Acquisition Agreement” means the collective reference to (a) that certain asset purchase agreement dated as of December 31, 2009 between the Wimbledon Financing Fund, Allied Provident and a newly formed Cayman Islands Subsidiary of Allied Provident (the “Wimbledon Purchaser”), pursuant to which, inter alia, the Wimbledon Purchaser shall acquire all of the assets (subject to assumption of all of the liabilities) of the Wimbledon Financing Fund, in exchange for that number of Amalphis Exchange Shares having a United States dollar stated value equal to the Net Asset Value of the Wimbledon Financing Fund as at December 31, 2009 (estimated at approximately $106.0 million).

“Wimbledon Real Estate Acquisition Agreement” means that certain asset purchase agreement between the Wimbledon Real Estate Fund, Allied Provident and the Wimbledon Purchaser, pursuant to which, inter alia, the Wimbledon Purchaser shall acquire all of the assets (subject to assumption of all of the liabilities) of the Wimbledon Real Estate Fund, in exchange for that number of Amalphis Exchange Shares having a United States dollar stated value equal to the Net Asset Value of the Wimbledon Real Estate Fund as at December 31, 2009 (estimated at approximately $8.0 million).

 “Wimbledon Financing Fund” shall mean Wimbledon Financing Master Fund Ltd., a Cayman Islands exempted company.

“Wimbledon Funds” shall mean the collective reference to the Wimbledon Financing Fund and the Wimbledon Real Estate Fund.

“Wimbledon Real Estate Fund” shall mean Wimbledon Real Estate Financing Master Fund Ltd., a Cayman Islands exempted company.

Certain terms not defined above are defined in the sections below.

ARTICLE I. – TRANSFER OF AMALPHIS EXCHANGE SHARES

1.1          Transfers of Amalphis Exchange Shares to ASSAC.

(a)           On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 3.1 hereof, solely in exchange for 57,000 ASSAC Exchange Shares, Amalphis shall issue, convey, assign, transfer (collectively, “Transfer”) and deliver to ASSAC, all and not less than all, of 57,000 newly issued shares of Amalphis Series B Preferred Shares, constituting all of the Amalphis Exchange Shares, to be issued to ASSAC pursuant to this Agreement.

(b)           On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 3.1 hereof (in addition to the Amalphis Exchange Shares issued to ASSAC pursuant to Section 1.1(a) above), solely in exchange for ASSAC Exchange Shares, Wimbledon Financing Fund, Wimbledon Real Estate Fund and any other Additional Amalphis Shareholders who are or who become Parties to this Agreement, shall Transfer and deliver to ASSAC, all and not less than all, of the newly issued shares of Amalphis Series A Preferred Shares, constituting all of the Amalphis Exchange Shares that were issued to such Additional Amalphis Shareholders pursuant to the Allied Provident Acquisition Agreements.

(c)           As a result of the foregoing Transfers, on the Closing Date, ASSAC shall own all, and not less than all, of the issued and outstanding Amalphis Series A Preferred Shares and all of the Amalphis Series B Preferred Shares, other than the 36,000 Rineon Shares.

1.2          Amalphis Capitalization.

(a)           As at the Execution Date, the issued and outstanding share capital of Amalphis will consist of: (i) 451,666 Amalphis Common Shares, all of which Amalphis Common Shares are owned of record and beneficially by NatProv, and (ii) 36,000 Amalphis Series A Preferred Shares, all of which Amalphis Series A Preferred Shares are the Rineon Shares that are owned of record and beneficially by Rineon.

(b)           Immediately prior to the Closing Date, the issued and outstanding share capital of Amalphis will consist of (i) 451,666 Amalphis Common Shares, all of which shares of Amalphis Common Shares are owned of record and beneficially by NatProv, (i) 36,000 Rineon Shares, and (c) up to 114,000 any newly issued Amalphis Exchange Shares that were issued to the Additional Amalphis Shareholders pursuant to any one or more Allied Provident Acquisition Agreements.  The final issued and outstanding equity capital shares of Amalphis (both Amalphis Common Shares and Amalphis Preferred Shares) immediately prior to the Closing Date shall be acceptable to ASSAC in the exercise of its sole discretion.

1.3          Restated Shareholders Agreement.     On the Closing Date, and simultaneous with the issuance of the ASSAC Exchange Shares to Amalphis, the Existing Amalphis Shareholders Agreement shall be terminated, and each of Amalphis, Rineon and NatProv shall execute and deliver to ASSAC the Amalphis Restated Shareholders Agreement; which Amalphis Restated Shareholders Agreement shall, inter alia, provide that:

(a)           unless additional shares of Amalphis have previously been issued with ASSAC's prior written consent, in the event of any sale of substantially all of the assets and business of Amalphis or Allied Provident, whether by stock sale, asset sale, merger, consolidation or like combination to any person, firm or corporation not affiliated with the Parties (a "Sale of Control"), ASSAC or its transferees as the holders of the Amalphis Series B Preferred Shares shall receive the greater of (a) $57,000,000, or (b) 81.5% of the total consideration paid or payable in connection with such Sale of Control (the “ASSAC Sale Consideration”);

(b)           after payment in full of the ASSAC Sale Consideration, to the extent paid or payable, Rineon or its permitted transferees, as the holders of 36,000 Amalphis Series A Preferred Shares shall receive the next $36,000,000 of the total consideration paid or payable in connection with such Sale of Control (the “Rineon Sale Consideration”);

(c)           after payment in full of the ASSAC Sale Consideration and the Rineon Sale Consideration, NatProv or its permitted transferees, as the holders of Amalphis common shares, shall receive any remaining balance of the total consideration paid or payable in connection with such Sale of Control;

(d)           without the prior written consent or approval of ASSAC:

 (i)           the existing members of the board of directors of Amalphis or Allied Provident cannot be changed nor may any vacancies on or additions to such boards of directors be filled;

 (ii)          no additional shares of capital stock of Amalphis or Allied Provident may be issued;

 (iii)         Amalphis may not incur indebtedness over $0.5 million at any one time or $2.5 million in the aggregate;

 (iv)         persons designated by ASSAC shall, at all times, constitute a majority of the members of the boards of directors of Amalphis;

 (v)          neither Amalphis nor Allied Provident may change the fundamental nature of its business; and

 (vi)         Amalphis shall not make any material changes in its executive management.

1.4            Amalphis Restated Certificate of Designation.      On the Closing Date, Amalphis will amend and restate the certificate of designations dated as of July 14, 2009 for the Amalphis Series A Preferred Stock, all pursuant to the Amalphis Series B Certificate of Designations.

1.5            Title to Amalphis Exchange Shares.      On the Closing Date, the Amalphis Exchange Shares shall be Transferred and delivered to Amalphis to ASSAC and to each of the Additional Amalphis Shareholders, free and clear of any and all liens, claims, mortgages, charges, restrictions, pledges, security interests, options, leases or subleases, easements, encroachments, or encumbrances or any other rights or adverse interests of any kind of any third Person (collectively, “Liens”).

1.6            Evidence of Amalphis Exchange Shares.      In order to effect the Transfers contemplated by this Article I, at the Closing, Amalphis and each of the Additional Amalphis Shareholders shall deliver or cause to be delivered to ASSAC, against delivery of the ASSAC Exchange Shares in accordance with Article II hereof, either stock certificates evidencing all, and not less than all, of the Amalphis Exchange Shares, or evidence satisfactory to ASSAC and its counsel that the share registry of Amalphis has been amended to reflect that ASSAC is the record and beneficial owner of all and not less than all of the applicable number of Amalphis Exchange Shares.

ARTICLE II. -ISSUANCE OF ASSAC EXCHANGE SHARES

2.1          Transfers of ASSAC Exchange Shares.     On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 3.1 hereof, in exchange for the Amalphis Exchange Shares, ASSAC shall Transfer and deliver:

(a)           to Amalphis, all and not less than all, of the 57,000 ASSAC Exchange Shares to be issued to Amalphis pursuant to this Agreement in exchange for 57,000 Amalphis Exchange Shares; and

(b)           to Wimbledon Financing Fund, in exchange for a like number of Amalphis Exchange Shares issued pursuant to the Allied Provident Acquisition Agreement between the Wimbledon Financing Fund and Allied Provident, 106,000 ASSAC Exchange Shares;

(c)           to Wimbledon Real Estate Fund, in exchange for a like number of Amalphis Exchange Shares issued pursuant to the Allied Provident Acquisition Agreement between the Wimbledon Real Estate Fund and Allied Provident, 8,000 ASSAC Exchange Shares; and

(d)           to any Additional Amalphis Shareholders, in exchange for a like number of Amalphis Exchange Shares issued pursuant to the Allied Provident Acquisition Agreement between Allied Provident and such Persons, an identical number of ASSAC Exchange Shares.

2.2          ASSAC Capitalization.     As at the Execution Date and immediately prior to the Closing, the issued and outstanding share capital of ASSAC will consist of (a) 14,000,000 ASSAC Ordinary Shares, (b) warrants to issue an additional 18,000,000 ASSAC Ordinary Shares, and (c) 10,706,667 ASSAC Executive Shares.  The foregoing Ordinary Shares do not reflect the issuance of up to approximately 800,000 additional ASSAC Series A Preferred Shares that may be issued pursuant to this Agreement and the Additional Acquisition Agreements and up to an additional 110,000,000 additional ASSAC Ordinary Shares that may be issuable upon conversion of all of the ASSAC Series A Preferred Shares.

2.3          Restated Shareholders Agreement.      On the Closing Date, and simultaneous with the issuance of the Amalphis Exchange Shares to ASSAC, ASSAC shall execute and deliver to each of Rineon, Amalphis and NatProv the Amalphis Restated Shareholders Agreement.

2.4           ASSAC Restated Articles.    On the Closing Date, ASSAC will amend and restate its Memorandum and Articles of Organization pursuant to the ASSAC Restated Articles.

2.5          Title to ASSAC Exchange Shares.     On the Closing Date, the ASSAC Exchange Shares shall be delivered by ASSAC to Amalphis and the Additional Amalphis Shareholders shall be Transferred free and clear of any and all Liens.

2.6          Evidence of Delivery of ASSAC Exchange Shares.      In order to effect the Transfers contemplated by this Article II, at the Closing, ASSAC shall deliver or cause to be delivered to Amalphis, against delivery of the Amalphis Exchange Shares in accordance with Article I hereof, a stock certificate evidencing all, and not less than all, of the ASSAC Exchange Shares, or evidence satisfactory to Amalphis and the Additional Amalphis Shareholders and their counsel that the share registry of ASSAC has been amended to reflect that such Persons are the record and beneficial owners of all and not less than all of the applicable number of ASSAC Exchange Shares..

ARTICLE III. - CLOSING

3.1              Closing.  The consummation of the exchange of the Company Shares for the Exchange Shares and the other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (local time) on a date to be agreed by the Parties, which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VII of this Agreement (the "Closing Date"), at the offices of Hodgson Russ LLP, 1540 Broadway, 24th Floor, New York, New York 10036, counsel to STF, unless another date, time or place is agreed to in writing by the Parties hereto.  In no event, however, shall the Closing Date occur after January 23, 2010, unless otherwise mutually agreed upon by the Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ASSAC

ASSAC represents and warrants to the Amalphis Group that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

SECTION 4.1             Incorporation; Power and Authority.

ASSAC is duly organized, validly existing and in good standing under the laws of the Cayman Islands.  ASSAC has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

SECTION 4.2             Valid and Binding Agreements.

The execution, delivery and performance by ASSAC of this Agreement and the Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate or equivalent action.  This Agreement has been duly executed and delivered by ASSAC and constitutes the valid and binding obligation of ASSAC, enforceable against it in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which ASSAC will become a party, when executed and delivered by or on behalf of ASSAC, will constitute the valid and binding obligation of ASSAC, enforceable against ASSAC in accordance with its terms, subject to the Remedies Exception..

SECTION 4.3             SEC Filings.

ASSAC has timely filed and is current in its filing of all Form 6-K, Form 6-Q, Form 6-K and other periodic reports (collectively, the “SEC Reports”) it is required to file with the Securities and Exchange Commission (“SEC”) under the Securities and Exchange Act of 1934, as amended.   To its Knowledge, none of the SEC Reports filed by ASSAC are currently being reviewed by the SEC and ASSAC has not received any letter of comments from the SEC that it has not, as yet, fully responded to.

SECTION 4.4            No Breach; Consents.  The execution, delivery and performance by ASSAC of this Agreement and the Ancillary Agreements to which ASSAC will become a party will not (a) contravene any provision of the Organizational Documents, if any, of ASSAC; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against ASSAC or any Governmental Authorization that is held by ASSAC; or (d) require any Governmental Authorization; (e) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization; or (f) cause the Amalphis Group to become subject to, or to become liable for the payment of, any Tax.

SECTION 4.5            ASSAC Shareholder Approvals.      ASSAC shall use its best efforts to obtain all Required Consents and the ASSAC Shareholder Approval required pursuant to this Agreement.

SECTION 4.6            Material Adverse Effect.       No event or condition has occurred that would cause ASSAC to incur a Material Adverse Effect.

SECTION 4.7            Brokerage.  Except as set forth on Schedule 4.7 hereto, ASSAC is not required to pay any finders fee or other brokerage commissions in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE AMALPHIS GROUP AND
ADDITIONAL AMALPHIS SHAREHOLDERS

I.           The Amalphis Group.

Each of (a) Amalphis, Rineon, NatProv and the Additional Amalphis Shareholders severally (not jointly) represent and warrant to ASSAC only as to the provisions of Sections 5.1, 5.3 and 5.3 below that apply to such Person as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), and (b) Amalphis represents and warrants to ASSAC, on behalf of Amalphis and Allied Provident, that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

SECTION 5.1         Incorporation; Power and Authority.  Each of Rineon, NatProv, the Amalphis Group and the applicable Additional Amalphis Shareholder is a Person duly organized, validly existing and in good standing under the Laws of their respective country of organization and formation, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

SECTION 5.2          Valid and Binding Agreement.

(a)           The execution, delivery and performance by each of Amalphis, Rineon, NatProv, the Amalphis Group and the Additional Amalphis Shareholders of this Agreement and the Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate or company action, as applicable.

(b)           This Agreement has been duly executed and delivered by each of Amalphis, Rineon, Amalphis, the Amalphis Group and the Additional Amalphis Shareholders and constitutes the valid and binding obligation of each such Person, enforceable against it or them in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which any one or more of Amalphis, Rineon, NatProv, the Amalphis Group and any Additional Amalphis Shareholder will become a party, when executed and delivered by such entities, will constitute the valid and binding obligation of such entities, enforceable against them in accordance with its terms, subject to the Remedies Exception.

SECTION 5.3        No Breach; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party by each of Amalphis, Rineon, NatProv,  the Amalphis Group or any Additional Amalphis Shareholder will not, except as set forth in the Ancillary Agreements (a) to the extent applicable, contravene any provision of the Organizational Documents of such entities; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate); (d), require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against any of Amalphis, Rineon, NatProv, Amalphis Group or any Additional Amalphis Shareholder; or (e) require any Governmental Authorization.

           SECTION 5.4                      Financial Statements, Books and Records.

(a)           Schedule 5.4 consists of the audited financial statements (balance sheet, income statement, statements of cash flows and owners equity and notes thereto) of each of the Amalphis Group (i) as of December 31, 2007 and December 31, 2008 and for the fiscal years then ended, and (ii) the unaudited combined balance sheet and statement of income of the Amalphis Group for the comparative nine month periods ended September 30, 2009 and September 30, 2008 (collectively, the “Financial Statements”); in each case as reviewed (but not audited) by an accounting firm (the “Amalphis Accountants”) that is certified by the Public Company Accounting Oversight Board (“PCAOB”).

(b)           The Amalphis Group have delivered to ASSAC a letter from the Amalphis Accountants (the “Accountants Letter”), to the effect that (i) such Amalphis Accountants have reviewed by not audited the aforesaid Financial Statements, (ii) the aforesaid Financial Statements for the fiscal year ended December 31, 2009 can be audited by such Amalphis Accountants, and (iii) that such audit can be completed by March 31, 2010.  In addition, the Amalphis Group have issued to the Amalphis Accountants a direction to complete the audits of the aforesaid 2009 Audited Financial Statements.

(c)           The Financial Statements fairly represent the financial position of the Amalphis Group as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) or International Financial Reporting Services (“IFRS”) applied on a consistent basis with prior periods except as otherwise stated therein.

(d)           All accounts, books and ledgers of the Amalphis Group have been properly and accurately kept and completed in all material respects on a basis consistent with those of preceding accounting periods, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The books and records fairly and correctly set out and disclose, in all material respects, the current financial position and condition of the Amalphis Group. All financial transactions involving the Amalphis Group have been accurately recorded in the books and records and all such transactions represent actual, bona fide transactions.

(e)           Amalphis anticipates that as at December 31, 2009, the audited net income after Taxes of the Amalphis Group shall be not less than $10,000,000.

SECTION 5.5                   Subsidiaries, Partnerships, Joint Ventures.

Except for Allied Provident, Amalphis does not have any Subsidiaries and does not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise and does not control, directly or indirectly, any other entity.  Allied Provident does not have any Subsidiaries.

SECTION 5.6                  No Material Adverse Changes.  Since September 30, 2009 there has not been:

(i)        any material adverse change in the financial position of the Amalphis Group, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the Amalphis Group;

(ii)       any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Amalphis Group whether or not covered by insurance;

(iii)      any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the capital stock or membership interests of any of the Amalphis Group;

(iv)      any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by any of the Amalphis Group of any of their properties or assets; or

(v)       any adoption of a pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

SECTION 5.7                  Taxes.  Each of the Amalphis Group has timely filed, or has caused to be timely filed on its behalf, all applicable Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on such Stillwater Party.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on any of the Amalphis Group.

SECTION 5.8.                 Compliance with Laws.  Each of the Amalphis Group has complied with all requirements of Law applicable to it or its business which, if not complied with, would have a Material Adverse Effect on the Amalphis Group.

SECTION 5.9                  No Breach.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           violate any provision of the Organizational Documents of any of the Amalphis Group;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which the Amalphis Group is a party or by or to which it or any of its assets or properties may be bound or subject or result in the creation of any Lien on the assets or properties of the Amalphis Group; or

(c)           violate any requirements of Law against, or binding upon,  the Amalphis Group or upon the properties or business of  the Amalphis Group or applicable to the transactions contemplated herein.

SECTION 5.10               Actions and Proceedings.   Neither Amalphis nor Allied Provident is a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Financial Statements, and to the Knowledge of the Amalphis, no material litigation, claims, assessments or non-governmental proceedings is threatened against either of the Amalphis or Allied Provident.

SECTION 5.11                Agreements.     Amalphis and Allied Provident have given to ASSAC or its representatives a true and correct fully executed copy of each material contract or arrangement to which each of the Amalphis Group is a party or by or to which it or its assets, properties or business are bound or subject. Each such contract or arrangement: (a) is a valid and binding agreement, (b) is in full force and effect, and (c) neither the Amalphis Group nor, to the knowledge of the Amalphis Group, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such contract or arrangement. The Amalphis Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any such contracts or arrangements, or granted any power of attorney with respect thereto..

SECTION 5.12                 Intellectual Property.  Amalphis and Allied Provident has or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (the “Intellectual Property Rights”) that are necessary or material for use in connection with its businesses and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the Amalphis Group.  Neither Amalphis nor Allied Provident has received a written notice that such Intellectual Property Rights used by it violates or infringes upon the rights of any person. To the knowledge of Amalphis and Allied Provident, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of such Intellectual Property Rights.

SECTION 5.13                 Tangible Assets.  Amalphis and Allied Provident has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by  Amalphis and Allied Provident, any related capitalized items or other tangible property material to the business of Amalphis and Allied Provident (the “Tangible Assets”).   Each of Amalphis and Allied Provident holds all right, title and interest in all the Tangible Assets owned by it as set forth on the Financial Statements or acquired by it after the date of the Financial Statements free and clear of all Liens.  All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of Amalphis and Allied Provident.

SECTION 5.14                  Liabilities.   Neither Amalphis nor Allied Provident has any material Liabilities which are not fully, fairly and adequately reflected on the Financial Statements.

SECTION 5.15                  Operations of  the Amalphis Group.  From September 30, 2009 through the Closing Date, except as disclosed on the Financial Statements, neither Amalphis nor Allied Provident has or will have:

(a)           declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its membership interests;

(b)           except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(c)           disposed of any assets except in the ordinary course of business;

(d)           materially increased the annual level of compensation of any executive employee;

(e)           adopted, increased, terminated, amended or otherwise modified any plan for the benefit of its employees; or

(f)            issued any equity securities or rights to acquire such equity securities.

SECTION 5.16          Permits.  Amalphis and Allied Provident has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted (the “Permits”); all such Permits are in full force and effect and, to the Knowledge of Amalphis and Allied Provident, no suspension or cancellation of any such Permit is threatened or will result from the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements or the transactions contemplated hereby and thereby.

SECTION 5.17          Employment Matters.  Each of Amalphis and Allied Provident has complied in all material respects with all applicable requirements of Law relating to employment or labor.  No present or former employee, officer or director of Amalphis or Allied Provident has, or shall have at the Closing Date, any claim against Amalphis or Allied Provident for any matter including, without limitation, for wages, salary, vacation, severance, or sick pay except for the same incurred in the ordinary course of business for the last payroll period prior to the Closing Date. There is no: (a) charge or complaint against the Amalphis or Allied Provident alleging a violation of any requirements of Law relating to employment or labor, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, (b) pending labor strike, slowdown, work stoppage or other material labor trouble affecting Amalphis and Allied Provident and there has not been any of the forgoing during the past three years; material labor grievance pending against either Amalphis or Allied Provident, (c) pending representation question respecting their employees, or (d) pending arbitration proceeding arising out of or under any collective bargaining agreement to which Amalphis or Allied Provident is a party.  In addition, to the Knowledge of Amalphis and Allied Provident: (i) none of the matters specified in clauses (a) through (d) above is threatened against Amalphis or Allied Provident; (ii) no union organizing activities have taken place with respect to Amalphis or Allied Provident; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which the Amalphis or Allied Provident.  the Amalphis Group maintains a health insurance plan, but does not offer or participate in any other employment benefit plans.

SECTION 5.18          Insurance.  Each of Amalphis and Allied Provident has in effect insurance of the type and amount customary for the conduct of its business and has paid all insurance policy premiums due and has otherwise performed all of its obligations under each insurance policy to which it is a party.

SECTION 5.19          Brokers or Finders.  No broker’s or finder’s fee will be payable by Amalphis and Allied Provident Group in connection with the transactions contemplated by this Agreement.

SECTION 5.20          Securities Law Matters.  The ASSAC Exchange Shares to be acquired by Amalphis are being issued pursuant to an exemption from the registration requirements of the Securities Act and are being acquired for the account of such Persons with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the registration requirements of the Securities Act and applicable state securities laws.  Until registered for resale under the Securities Act, if any recipient of the ASSAC Exchange Shares should in the future decide to dispose of any of such ASSAC Exchange Shares, such Person may do so only in compliance with the registration requirements of the Securities Act and applicable state securities laws, as then in effect.  Amalphis agrees that all certificates evidencing ASSAC Exchange Shares to be issued in connection with the Agreement and other transactions contemplated hereby shall contain the imprinting, so long as required by law, of a legend on certificates representing such ASSAC Exchange Shares to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

II.            The Additional Amalphis Shareholders

SECTION 5.21 Incorporation By Reference.    The representations and warrants of the Wimbledon Funds any other one or more Additional Amalphis Shareholders are as set forth in the Allied Provident Acquisition Agreements applicable to each applicable Wimbledon Fund and each such Additional Amalphis Shareholder, and are incorporated herein by this reference.

ARTICLE VI.  POST-CLOSING COVENANTS

SECTION 6.1         Contribution to Capital.   On the Closing Date, and immediately following consummation of the transactions contemplated by this Agreement and the Additional Acquisition Agreements, ASSAC shall (a) contribute to the capital of Allied Provident all of the equity of the Buyer of the Acquired Assets (subject to assumption of the Assumed Liabilities) of the Wimbledon Funds, acquired pursuant to the Wimbledon Acquisition Agreements, and all of the assets and securities previously issued to Amalphis by any one or more additional Amalphis Shareholders, and (b) contribute to the capital of either Allied Provident and/or one or more of the direct Subsidiaries of Northstar, all, or substantially all, of the equity of  the Stillwater Funds, all as shall be determined in the sole discretion of the board of directors of ASSAC.

SECTION 6.2         Amalphis Dividend and Distributions.   On the Closing Date, and immediately following consummation of the transactions contemplated by this Agreement and the Additional Acquisition Agreements, Amalphis shall (a) subject to tax considerations, distribute to Rineon, an aggregate of 54,150 of the ASSAC Exchange Shares acquired by Amalphis, representing 95% of such 57,000 ASSAC Exchange Shares acquired by Amalphis, and (b) distribute to NatProv, an aggregate of 2,850 of the ASSAC Exchange Shares, representing 5% of such 57,000 ASSAC Exchange Shares.

SECTION 6.3      Boards of Directors of Amalphis Group.

From and after the Closing Date, the board of directors of each member of the Amalphis Group shall be as set forth in the Amalphis Restated Shareholders Agreement.

SECTION 6.4      Voting of ASSAC Exchange Shares.      From and after the Closing Date and until such shares are converted into Ordinary Shares in accordance with the ASSAC Restated Articles and the ASSAC Series A Certificate of Designations, each of the Additional Amalphis Shareholders do hereby severally (not jointly and severally) covenant and agree as a voting shareholder of ASSAC to:

(a)           vote all such ASSAC Exchange Shares then owned of record by each such Person(s) at each ordinary and extraordinary meeting of shareholders of ASSAC held prior to December 31, 2010, in connection with any transaction or proposal requiring approval of ASSAC shareholders, in favor of any such transaction or proposal recommended to the ASSAC shareholders of a majority of the members of the board of directors of ASSAC; and/or

(b)           on or prior to December 31, 2010, execute written consents requested by the board of directors of ASSAC, in connection with any transaction or proposal that requires approval of ASSAC shareholders holding a majority or greater than a majority of the ASSAC shares entitled to vote, that have the effect of casting all votes then available with respect to such ASSAC Exchange Shares in favor of any such transaction or proposal recommended to the ASSAC shareholders of a majority of the members of the board of directors of ASSAC.

ARTICLE VII.  CONDITIONS TO CLOSING

SECTION 7.1      Conditions to Amalphis Group's Obligations.  The obligation of the Amalphis Group to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in their sole discretion, of each of the following conditions at or prior to the Closing:

(a)           The representations and warranties of ASSAC set forth in Article III will be true and correct as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (without taking into account any supplemental disclosures after the date of this Agreement by ASSAC or the discovery of information by the Amalphis Group.

(b)           ASSAC will have performed and complied with each of their agreements contained in this Agreement;

(c)           Each Required Consent required to be obtained by ASSAC will have been obtained and be in full force and effect and such actions as the Amalphis Group’s counsel may reasonably require will have been taken in connection therewith;

(d)           All of the requisite ASSAC Shareholder Approvals shall have been obtained a the ASSAC Shareholders Meeting;

(e)           Holders of greater than 34.99% of the outstanding ASSAC publicly traded Ordinary Shares have not voted against the Merger and other transactions contemplated by this Agreement and advised ASSAC of their desire to redeem their investment;

(f)           The Amalphis Group will have received evidence satisfactory to them that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, or (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, any of the Ancillary Agreements or any Additional Acquisition Agreements;

(g)          ASSAC shall have executed and delivered all of the Ancillary Agreements to which it is a Party; and

                    (h)          No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

SECTION 7.2       Conditions to ASSAC’s Obligations.  The obligation of ASSAC to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of ASSAC, of each of the following conditions at or prior to the Closing:

(a)          The representations and warranties of Rineon, NatProv and Amalphis set forth in Article IV and the separate representations and warranties of the Additional Amalphis Shareholders incorporated by reference herein, will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties;

(b)          Each of the Amalphis Group and the Additional Amalphis Shareholders will have performed and complied with each of their agreements contained in this Agreement and in the Additional Acquisition Agreements;

(c)           Each Required Consent required to be obtained by the Amalphis Group and by the Additional Amalphis Shareholders will have been obtained and be in full force and effect and such actions as ASSAC’s counsel may reasonably require will have been taken in connection therewith;

(d)           All of the requisite ASSAC Shareholder Approvals shall have been obtained a the ASSAC Shareholders Meeting;

(e)           Holders of greater than 34.99% of the outstanding ASSAC publicly traded Ordinary Shares have not voted against the Merger and other transactions contemplated by this Agreement and advised ASSAC of their desire to redeem their investment;

(f)           pursuant to the terms and conditions of all or certain of the Additional Acquisition Agreements, ASSAC shall have consummated the acquisition of such of the Stillwater Funds and the Wimbledon Funds that shall have an aggregate Net Asset Value of not less than $108.0 million;

(g)           ASSAC will have received evidence satisfactory to them that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, or (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, any of the Ancillary Agreements or any Additional Acquisition Agreements;

(i)           The applicable Amalphis Group shall have executed and delivered all of the Ancillary Agreements to which it or they is a Party; and

(g)           No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

SECTION 7.3     Waiver of Certain Additional Acquisitions.  Notwithstanding anything to the contrary, express or implied, set forth above in this Article VI or elsewhere in this Agreement, in the event and to the extent that any one or more of the Stillwater Funds or the Wimbledon Funds are Non-Performing Funds, on the Closing Date ASSAC may nonetheless consummate the transactions contemplated hereby and with respect to any of the Additional Acquisition Agreements and elect to either (a) not acquire the equity or assets of any such Non-Performing Fund(s), or (b) defer the closing date of such acquisition(s) until such time (but not later than December 31, 2010) as such Non-Performing Fund(s) shall comply with the terms of any of the Additional Acquisition Agreements.

ARTICLE VIII. TERMINATION

SECTION 8.1   Termination.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of ASSAC and Amalphis on behalf of all Parties;

(b)           by ASSAC,  if:

(i)            any of Rineon, NatProv or the Amalphis Group has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii)           the transactions contemplated by this Agreement will not have been consummated on or before January 23, 2010 (the “Outside Date”); or

(iii)          any of the conditions set forth in Section 7.2 will have become impossible to satisfy;

(c)           by Amalphis, on behalf of all Amalphis Group, if:

     (i)               ASSAC has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

     (ii)              the transactions contemplated by this Agreement will not have been consummated on or before the Outside Date; or

      (iii)            any of the conditions set forth in Section 7.1 will have become impossible to satisfy.

SECTION 8.2       Effect of Termination.  The right of termination under Section 8.1 is in addition to any other rights the parties may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement.  If this Agreement is terminated, all continuing obligations of the Parties under this Agreement will terminate except that Section 8.3 and Article IX will survive indefinitely unless sooner terminated or modified by the parties in writing.

SECTION 8.3       Trust Fund.   Notwithstanding anything to the contrary express or implied contained in this Article VIII or elsewhere in this Agreement, none of Amalphis, Rineon, NatProv, the Amalphis Group or any Additional Amalphis Shareholder, nor any of their respective Affiliates shall have any lien, security interest, claim against or any other right to (a) any of the maximum $115.0 million principal amount of the proceeds held in that certain trust administered and maintained by Continental Stock Transfer & Trust Company, as trustee (and any successor trust or substitute arrangement) for the benefit of the public shareholders of ASSAC (the “Trust”), or (b) any interest earned on such maximum $115.0 million principal amount of proceeds held in the Trust.  Each of Amalphis, Rineon, NatProv, the Amalphis Group, the Additional Amalphis Shareholders, on behalf of themselves and their respective Affiliates, do hereby expressly waive and relinquish any claim or other rights to the Trust, its corpus or any interest earned thereon.

ARTICLE IX GENERAL

SECTION 9.1       Expenses.  ASSAC shall pay all expenses incurred by the Parties in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

        SECTION 9.2       Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

        SECTION 9.3       Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

If to Amalphis Group:

Amaphis Group, Inc.
Beacon Capital Management Limited
Harbour House, 2nd floor,
Waterfront Drive,  P.O.  Box 972,
Road Town, Tortola,
British Virgin Islands
(284) 494-4770
Attn:  President

With a copy to:

Anslow & Jaclin LLP
195 Route 9 South
2nd Floor
Manalapan, NJ 07726
Attn: Eric Stein, Esq.
Fax: (732) 577-1188
Email: estein@anslowlaw.com

If to ASSAC:

Asia Special Situation Acquisition Corp.
c/o M&C Corporate Services Limited
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Attn: Gary T. Hirst, President
Email:  assac@domaincontact.net

With a copy to:

Hodgson Russ LLP
1540 Broadway,
24th floor
New York, New York 10036
Attn:  Stephen A. Weiss, Esq.
Facsimile No. (212) 751-0928
Email:  sweiss@hodgsonruss.com

        SECTION 9.4       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

        SECTION 9.5       Complete Agreement.  This Agreement and, when executed and delivered, the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

        SECTION 9.6       Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

SECTION 9.7      Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

        SECTION 9.8       Jurisdiction.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  Each party appoints CT Corporation System (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding.  Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served or (ii) to the party to be served in care of the Process Agent at such address as shall be furnished by it.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Nothing in this Section 9.8 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

SECTION 9.9       Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

        SECTION 9.10     Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word "including" means "including without limitation."  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

SECTION 9.11      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[balance of this page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASIA SPECIAL SITUATION		AMALPHIS GROUP, INC.
ACQUISITION CORP.

By:		By:
Name:	Gary T. Hirst	Name:
Title:	President	Title:

RINEON GROUP, INC.		NAT PROV HOLDINGS, INC.

By:
By:		Name:	John Greenwood,
Name:	Tore Nag	Title:	President
Title:	President

ADDITIONAL AMAPHIS SHAREHOLDERS – signature page:

The undersigned executes this Agreement only with respect to the provisions of Section 5.1, Sections 5.2(a) and (b), Section 5.3
and Section 6.4 above.

WIMBLEDON FINANCING MASTER FUND LTD.
(a Cayman Islands Exempted Company)
By:	Weston Capital Asset Management LLC
(Portfolio Manager)

By:
Name:
Title:

The undersigned executes this Agreement only with respect to the provisions of Section 5.1, Sections 5.2(a) and (b), Section 5.3
and Section 6.4 above.

WIMBLEDON REAL ESTATE FINANCING MASTER FUND LTD.
(a Cayman Islands Exempted Company)
By:	Weston Capital Asset Management LLC
(Portfolio Manager)

By:
Name:
Title:

IP GLOBAL INVESTORS LTD.

By:
Name:
Title:

BLEECKER HOLDINGS LTD.

By:
Name:
Title:

KINGSWOOD CAPITAL PARTNER LLC

By:
Name:
Title: